BARR LABORATORIES, INC
COMPUTATION OF PER SHARE EARNINGS
QUARTER AND NINE  MONTHS ENDED MARCH 31, 1996 AND 1995
(Amounts in thousands, except per share amounts)
				      1996       1995        1996      1995
				     QUARTER    QUARTER (i)  Y-T-D     Y-T-D (i)
PRIMARY
    Average shares outstanding        13,988     13,524       13,962    13,249

    Net effect of dilutive stock
    options - based on the treasury
    stock method using average market
    price                                 -ii        -ii          -iii     -iii

				Total 13,988     13,524       13,962    13,249

    Net earnings                      $1,144       $896       $5,334    $4,989


    Net earnings per share             $0.08      $0.07        $0.38     $0.38

FULLY DILUTED
    Average shares outstanding        13,988     13,524       13,962    13,249

    Net effect of dilutive stock
    options - based on the treasury
    stock method using:
    quarter-end market price             716          -          716         -
    average market price                   -          - iv         -         -iv


				Total 14,704     13,524       14,678    13,249


    Net earnings                      $1,144       $896       $5,334    $4,989


    Net earnings per share             $0.08      $0.07        $0.36     $0.38



i) Share and earnings per share amounts have been restated to reflect a 3 for 2 stock split effected in the form of a 50% stock dividend, distributed in March, 1996.

ii) Stock options of 653 and 298 in 1996 and 1995, respectively, are not included because their inclusion results in less than 3% dilution.

iii) Stock options of 441 and 330 in 1996 and 1995, respectively, are not included because their inclusion results in less than 3% dilution.

iv)    Stock options of  298 and 351 in the three and nine months ended
       March 31, 1995, respectively, are not included because their inclusion results in less than 3% dilution.
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